DEED OF TRUST NOTE


    $6,000,000.00                                  Baltimore,    Maryland
                                                     February 27, 1996

    For Value Received, HISTORIC PRESERVATION PROPERTIES 1990 L.P. TAX CREDIT FUND, a Delaware limited partnership ("Borrower"), having an address at c/o Claremont Management 'Corp., Batterymarch Park II, Quincy, Massachusetts 02169, hereby promises to pay to the order of AID ASSOCIATION FOR LUTHERANS, a Wisconsin corporation (AAL), the principal sum of Six Million Dollars ($6,000,000.00) (the "Loan"), and to pay interest from the date that AAL disburses the Loan at the rate of seven and eighty-five hundredths percent (7.85%) per annum to be paid in legal tender of the United States
    of  America.     Payments  shall   be   by   preauthorized   Automated
    Clearinghouse transaction (ACH) or by such other reasonable method as AAL directs, to its account at Harris Trust and Savings Bank, Chicago, Illinois, Attention: Aid Association for Lutherans, Loan
    No. 74530, or at such other place as AAL may from time to time designate to Borrower in writing.

    The principal and interest of this Deed Of Trust Note ("Note") shall be due and payable in consecutive, equal monthly payments of Forty Nine Thousand Six Hundred Twenty Eight Dollars ($49,628)
    each,  commencing  on  the   fifteenth   (15th)   of   April,   1996,
    ("Commencement Date") and continuing on the same day of each and every month thereafter until this Note shall be paid in full. Notwithstanding anything to the contrary, the remaining unpaid principal balance and accrued interest thereon shall be due and
    payable on the fifteenth (15th) of March, 2016.        Each    monthly
    payment shall be applied first to payment  of  accrued  interest  and
    then to the reduction of principal.    Interest on this Note  will  be
    computed on the basis of a 360-day year composed of twelve 30-day months.

    In the event the Loan is disbursed more than one month preceding the "Commencement Date", interest is payable thirty (30) days' prior to the Commencement Date. If the Loan is disbursed less than one month preceding the Commencement Date, interest will be payable on the Commencement Date, and the first installment of principal and interest will be due one month later.

    Borrower reserves no right to prepay the Loan during loan years one through three (1 through 3), inclusive. A loan year is each twelve
    (12) month period starting one month prior to the Commencement Date. Commencing with the fourth (4th) loan year through the sixth
    (6th) month of the tenth (10th) loan year (premium prepayment period), Borrower shall have the right, following the giving of not less than sixty (60) days, prior written notice to AAL, to prepay all (and not less than all) of the then outstanding principal balance of this Note, together with all interest accrued, but unpaid thereon to the date of prepayment, plus a premium equal to the amount prepaid times the privilege rate. The privilege rate shall be equal to the product obtained by taking the difference between (1) the interest rate oh the Loan and (2) the market yield of U.S. Treasury issues as quoted daily in The Wall Street Journal which have the closest maturity date (month and year) to the date the Loan can be prepaid at par and multiplying this difference by the remaining term of the premium prepayment period (the remaining term to be expressed as a fraction 'equal to the number of days
    remaining in the premium prepayment period over 365).             The
    prepayment privilege fee will be reduced to a present value on a per period basis discounted at the above Treasury issues rate. In no event, however, shall the fee be less than one  percent  (it)  of
    the outstanding principal balance of the Loan.      After  the  sixth
    (6th) month of the tenth (loth) loan year, the Loan may be prepaid at par, upon sixty (60) days' prior written notice to AAL.

    However, if there is a Disposition as described under Section 1.3, Dispositions, of the Deed of Trust (hereinafter defined) and such Disposition requires AAL's consent and AAL specifically refuses to give such consent, Borrower may prepay with a premium of four percent (4%) of the outstanding principal balance of the Loan during loan years one through three (1 through 3) and at all other times fifty percent (50%) of the applicable prepayment premium or one percent (1%) of the outstanding principal balance of the Loan, whichever is greater.

    UPON AT LEAST SIX (6) MONTHS' PRIOR WRITTEN NOTICE, AAL HAS THE OPTION TO DEC THE ENTIRE UNPAID PRINCIPAL BALANCE OF THE NOTE AND ALL UNPAID, ACCRUED INTEREST THEREON, IMMEDIATELY DUE AND PAYABLE AT THE END OF THE TENTH (IOTH) LOAN YEAR OR ANY TIME THEREAFTER.

    Time is of the essence with respect to each and every obligation of Borrower set forth in this Note. In the event that Borrower fails to transmit any monthly payment of this Note when due, a late payment privilege fee of three percent (3%) of the overdue payment (but in no event less than Five Hundred and No/100 Dollars ($500.00)) shall be due, which fee at AAL's option may be either required in addition to the monthly payment or Added to principal.
    Borrower   acknowledges   this   fee  is   reasonable  under     the
    circumstances existing at the time this Note is made to compensate AAL for its additional costs and expenses inc'ident to the handling of such delinquent installment, including, without limitation, disruption of AAL's accounting and bookkeeping operations, caused by Borrower's failure to make payment when due, and the loss of AAL's ability to promptly reinvest the payments.

    The payment of this Note is secured by: An Indemnity Deed of Trust and Security Agreement ("Deed of Trust") of even date given by Henderson's Wharf Baltimore, L.P., a Delaware limited partnership ("Guarantor") , as grantor, to certain trustees therein for the benefit of AAL, as beneficiary, encumbering certain real property located in the City of Baltimore, State of Maryland. The Deed of Trust and all other documents ansi agreements executed and delivered as security for this Note are referred to collectively as the "Loan Documents." Reference is hereby made to the Loan Documents for a description of the nature and extent of such security and the rights of AAL with respect to these,agreements.

    Upon the occurrence of any of the following events ("Events of Default"), AAL may, at its sole option, to be exercised at any time thereafter, with notice to the Borrower of such option being hereby expressly waived, declare the entire unpaid principal balance of this Note and all unpaid, accrued interest thereon, immediately due and payable:

    (a) Failure of Borrower to make any payment of principal and/or interest on this Note within ten (10) days of its due date;

    (b) Failure of Borrower to comply with any provisions, obligations or other representations contained in this Note or any of the Loa@ Documents and such failure is not cured by the performance so required, and the remediation of any consequences the delay in such performance may have caused, within fifteen (15) days after notice
    of  such  failure  is  given  to  Borrower,  provided,   however,   any
    failure shall be deemed an Event of Default upon the occurrence thereof (for which no notice shall be required and no cure period shall be available to Borrower) if such failure (i) is the third
    (3rd) to occur within any period of twelve (12) consecutive months (and notice of the f irst two (2) failures has been sent to Borrower) , regardless of whether the same or dif f erent failures are involved and notwithstanding that Borrower may have cured within any applicable cure period any previous failures occurring within such twelve (12) month period, or (ii) in the reasonable discretion of AAL, constitutes  or  creates  a  clear  and  present  emergency  or threat to property described in the  Deed  of  Trust  or  the  lien  or
    security interest created in any of the Loan Documents.         In   the
    event the f if teen (15) days cure period applies to  a  failure  under
    this  subparagraph  (b)  and  such  f  ailure  cannot,  in   the   sole
    discretion of AAL, reasonably be cured within said f if teen (15) day period, Borrower shall have an additional thirty (30) days to cure such failure so long as Borrower is diligently pursuing said cure. In no event shall the cure period exceed the total of forty-five
    (45) days.

    The failure of AAL to exercise the foregoing option or any other right or remedy available hereunder, under any Loan Document, at law, or in equity, shall not constitute a waiver of, or impair, the right to exercise said option or any other right or remedy in the event of any continuing or @sequent such failure.

    Any amount payable under this Note which is unpaid at the maturity thereof (whether by acceleration following an Event of Default, AAL's election to declare this Note due at or after the end of the tenth (10th) loan year, or at fixed maturity) shall bear interest until paid at fifteen percent (15%) per annum ("Default Rate") from and after maturity or the highest rate allowed by law, whichever is less.

    Notwithstanding the above, Borrower agrees that upon the occurrence of an Event of Default, followed by acceleration of the maturity of this Note, a tender of an amount necessary to satisfy the entire indebtedness shall be deemed a voluntary prepayment, and to the extent permitted by law, shall include the foregoing prepayment privilege fee; provided further that if such tender occurs in a period in which there is no prepayment privilege, Borrower shall pay a prepayment privilege fee in an amount equal to the amount prepaid times the privilege rate defined above, but in no event shall the fee be less than eight percent (8%-) of the outstanding principal balance of the Loan.


    This Note shall  in  all  respects  be  governed  and  construed  in
    accordance with the laws of the State of Maryland.      The   parties
    intend and believe that each provision in this  Note  comports  with
    all  applicable  local,  state,  and  federal  laws   and   judicial
    decisions. However, if any provision of this Note is found by a court of law to be illegal, unenforceable, or contrary to public policy, then it is the intent of all parties hereto that such provision be given force to the fullest possible extent permitted by law, and that the remainder of this Note be construed as if such illegal provision were not contained therein, and that the rights, obligations, and interests of Borrower and AAL under the remainder of this Note shall continue in full force and effect. For example, if from any circumstances whatsoever, fulfillment of any provision in this Note or the Loan Documents, would result in an amount paid or agreed to be paid which exceeds the highest lawful rate permissible under applicable usury laws, then, the obligation to be fulfilled shall be reduced to the limit of such validity, and if AAL shall receive as interest an amount which would exceed the highest lawful rate, such amount shall be applied to the reduction of the unpaid principal balance due hereunder in the inverse order of maturity, and not to the payment of interest.

    In the event of any inconsistency between provisions of this Note and those of the Loan Documents, the provisions of this Note shall control over those of the Loan Documents.

    All persons or corporations or other entities now or at any time liable, whether primarily or secondarily, for payment of the indebtedness evidenced by this Note, expressly waive presentment for payment, notice of dishonor, protest, notice of protest, and diligence in collection; and consent that the time of payment may be extended or released by AAL without in any way modifying, releasing, or limiting Borrower's liability on the Deed of Trust.


    Enforcement of Borrower's liability hereunder shall be limited to the mortgaged property, and any other collateral AAL may hold to secure payment of this Note, and AAL shall not be entitled to seek or obtain any def iciency judgment against Borrower, except that Borrower (but not its constituent partners) shall be and remain fully personally liable for the following:

         (i) tenant security deposits in respect of each lease to the extent not used to satisfy tenant arfearages of rent or to satisfy damages caused by tenant default;

         (ii) rents paid more than one (1) month in advance of its due date;

         (iii) rents and other similar sums received by Borrower or Guarantor from the mortgaged property after an Event of Default unless applied to (A) normal and necessary operating expenses of the mortgaged property or (B) the indebtedness evidenced by this Note (It is understood and agreed that all revenues derived from the mortgaged property are to be held by Borrower and Guarantor as a trust fund to be used first for the payments due under this Note and the then due and payable legitimate operating expenses of the mortgaged property and only after such payments shall the revenues be used for Borrower's or Guarantor's personal use and/or distribution);

         (iv) insurance or condemnation proceeds used for purposes other than those set forth in Section 1.4 or in Article III of the Deed of Trust, or as otherwise approved in writing by AAL;

         (v) amounts necessary to pay taxes, assessments or any other charges by a governmental entity which are a lien upon the mortgaged property at the time AAL takes actual possession of the mortgaged property or has a receiver appointed;

         (vi) amounts necessary to pay any construction lien, mechanics, liens, materialmen's liens or similar type lien against the mortgaged property arising out of the act or omissions of Borrower or Guarantor, provided, however, that Borrower and Guarantor shall have the right to contest the amount or validity of any such lien, by appropriate legal proceedings if: (x) the legal proceedings shall operate to prevent the collection of such lien and (y) Borrower and Guarantor shall deposit. with AAL or with the appropriate court or other governmental authority or title insurance company satisfactory to AAL an amount, with such subsequent additions thereto as may be necessary or sufficient in AAL's opinion to pay such liens, together with all estimated interest and penalties in connection therewith;

         (vii) taxes and fees required to be paid to any government entity for the transfer of title;

         (viii)   damages   suffered    by   AAL   due   to     material
    misrepresentation or waste committed by Borrower, Guarantor or their respective agents or employees; and

         (ix) all actual attorneys' fees and other costs incurred by AAL in order to recover from Borrower and/or Guarantor any amounts for which Borrower or Guarantor remains personally liable as provided in subparagraphs (i) through (viii) above.

         Further, Borrower (but not its constituent partners) shall remain personally liable for the prompt payment of the Loan, to the extent of the then outstanding principal amount of the Loan, plus accrued but unpaid interest thereon and any other sums due pursuant to this Note or the Loan Documents, and actual attorneys' fees and all other costs of collection, upon the occurrence of any of the following:

         (i) Borrower or Guarantor used fraud to induce AAL to make the Loan evidenced by this Note;

         (ii) AAL is prevented from acquiring title to the mortgaged property following an Event of Default and AAL is unsuccessful in collecting on any title insurance policy that it holds in connection with the mortgaged property because of forfeiture of Borrower's or Guarantor's title under federal, state or local laws;

         (iii) Borrower or Guarantor voluntarily files a petition or commences any case or proceeding under any provision or chapter of the United States Bankruptcy Code or any partner of Borrower or Guarantor, or Terrence P. Sullivan or any entity controlled by Terrence P. Sullivan files an involuntary petition against Borrower or Guarantor;

         (iv) Borrower or Guarantor makes  an  unconsented  transfer  of interest in the mortgaged property as defined in Section 1.3 ("Dispositions") of the Deed of Trust.

    The obligations of the general partners of Borrower are joint and several under this Note and the Loan Documents.

    If Borrower or Guarantor fails to perform any of the required covenants in this Note or the Deed of Trust or any other Loan Document, or if AAL is made a party to any litigation by reason of this Note or the Deed of Trust or any other Loan Document or if AAL asserts or defends any of its rights in a bankruptcy proceeding, then the Borrower shall pay all out-of -pocket expenses of AAL (including but not limited to actual fees and disbursements of counsel retained by AAL and the allocated costs for services of AAL's in-house counsel) incurred, together with interest thereon at the Default Rate from the date such expenses are incurred. Borrower further covenants and agrees to pay any tax which is due or becomes due in respect to the issuance or recording of the Loan

   Documents or any security interest created thereby, and agrees     to
   hold harmless and indemnify AAL against any liability incurred     by
   reason of the imposition of any such tax.

   In addition to all liens upon, and rights of setoff against,      the
   money, securities or other property  of  Borrower  given  to  AAL  by law, Borrower hereby pledges,  assigns,  conveys,  and  transfers  to
   AAL a lien upon, security title to, a security interest in, and right of setoff against all money, securities and other property of Borrower now or hereafter in the possession of or on deposit with
   AAL, whether held in a general or special  account  or  deposit  with
   AAL,  or  for  safe-keeping  or  otherwise,  and  every  such   lien,
   security title,  security  interest,  and  right  of  setoff  may  be
   exercised without demand upon or notice to Borrower.        No   lien,
   security title, security  interest,  or  right  of  setoff  shall  be deemed to have been waived by any act or conduct on the part of Lender, or by any neglect to exercise such right of setof f or to enforce such lien, security title or security interest, or by any
   delay  in  so  doing,  and  every  lien,  security  title,   security
   interest, and right of setof f shall continue in full force and effect until specifically waived or released by an instrument in writing executed by AAL.

   Borrower waives trial by jury in any action brought on, under or by virtue of this Note.

   Any litigation in connection with, or arising out of, this Note shall be brought in the state or federal court for the Baltimore City, Maryland. Borrower and AAL hereby consent to such court' a exercise of personal jurisdiction over them. Borrower irrevocably
   appoints   Terrence   P.   Sullivan,    c/o  Claremont     Management
   Corporation, Batterymarch Park II, Quincy, Massachusetts, 02169, as Borrower's agent for receipt of service of process on Borrower's behalf in connection with any suit, writ, attachment, execution or
   discovery  or  supplementary  proceedings  in  connection  with   the
   enforcement of this Note. Service shall be effected by any means permitted by the court in which any action is filed, or, at AAL's option, by mailing process, postage prepaid, by certified mail,
   return  receipt  requested,  either  to  Borrower's  agent   at   the
   foregoing address or to Borrower at Borrower' a address set forth  on
   the f irst page of this Note.     Service shall be deemed ef f  ective
   upon receipt. Borrower and AAL may designate a change of address for purposes of this paragraph by written notice to the other given by certified mail, return receipt requested, at least ten (10) days before such change of address is to become effective.



    In Witness Whereof, the Borrower has caused this Note to be duly executed as of the day and year first above written.


                             "Borrower"
                        HISTORIC PRESERVATION PROPERTIES 1990 L.P. TAX CREDIT FUND, a Delaware limited partnership
                        By: BOSTON HISTORIC PARTNERS  L.P.,  a  Delaware
                             limited  partnership,  its   sole   general
                             partner
                             By:  BHP  II  ADVISORS  L.P.,  a   Delaware
                                   limited   partnership,    its    sole
                                   general partner
                                   By: PORTFOLIO ADVISORY  SERVICES  II,
                                        INC.,     a        Massachusetts
                                        corporation, general partner
                                        by:  Terrence P. Sulivan,
                                             President
                                   and

                                        By:  Terrence P. Sullivan
                                             General Partner




   This is to certify that this is this Note described in a certain Indemnity Deed of Trust and Security Agreement dated as of even date herewith on the mortgaged property located in Baltimore City, Maryland, described therein on a loan made by Aid Association for Lutherans. This Note and the Indemnity Deed of Trust and Security
   Agreement securing same were executed in    presence.


                                      Notary Public
                                      Joseph Flynn


                                      My Commission Expires
                                      8/27/97